Exhibit 99(a)(1)(E)

AMENDMENT TO

WARRANT TO PURCHASE COMMON STOCK

(with respect to Offer to Amend and Exercise)

This Amendment (this “Amendment”) to Warrant to Purchase Common Stock (the “Warrant”), is made and entered into effective as of the Expiration Date (as defined in this Amendment), by and between Enumeral Biomedical Holdings, Inc., a Delaware corporation (the “Company”), and the undersigned (the “Holder”). Capitalized terms used but not otherwise defined herein shall have the same meanings as set forth in the Warrant.

WHEREAS, the Warrant is one of a series of warrants of like tenor to purchase shares of the Company’s common stock at an exercise price of $2.00 per share issued to investors participating in the Company’s private placement financing with respect to which a closing occurred on July 31, 2014 (the “Original Warrants”);

WHEREAS, in connection with the Company’s tender offer with respect to the amendment and exercise of the Original Warrants, including the Warrant, to purchase shares of common stock of the Company as set forth in that certain Offer to Amend and Exercise Warrants to Purchase Common Stock dated October 28, 2016, a copy of which has been delivered to the Holder (the “Offer to Amend and Exercise”), the Company and the Holder desire to amend the Warrant as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties hereby agree as follows:

1.             Expiration Date. “Expiration Date” as used in the Warrant will mean November 29, 2016, as may be extended by the Company in its sole discretion but in all cases contemporaneous with any extension of the expiration date of the Offer to Amend and Exercise.

2.             Number of Shares Issuable Upon Exercise of Each Warrant. The introductory paragraph following the Securities Act restrictive legend on the cover page of the Warrant is deleted and replaced in its entirety with the following:

“Enumeral Biomedical Holdings, Inc., a Delaware corporation (the “Company”) for value received on the Effective Date, hereby issues to ________________________ (the “Holder”) Warrants to purchase four (4) shares for each Warrant exercised or an aggregate of _______ shares (as from time to time adjusted as hereinafter provided) each such share a “Warrant Share” and all such shares being the “Warrant Shares”) of the Company’s Common Stock (as defined below) at the Exercise Price (as defined below) as adjusted from time to time as provided herein, on or before the Expiration Date, all subject to the following terms and conditions.”

3.             Exercise Price. Clause (iii) of the third unnumbered paragraph is deleted and replace in its entirety with the following:

“(iii) “Exercise Price” means $0.50 for each Warrant exercised ($0.125 per share of Common Stock issuable upon exercise of a Warrant), subject to adjustment as provided herein;”

4.             Exercise Period. Section 1(a) of the Warrant is hereby amended and restated in its entirety as follows:

“(a) The Holder may exercise this Warrant in whole or in part on any Business Days on or before 5:00 P.M., Eastern Time, on the Expiration Date, subject to the satisfaction of the exercise procedures set forth in Section 1(b)(i) hereof. The exercise of the Warrant will be effective immediately following the expiration of the Offer to Amend and Exercise (as defined below) at 5:00 P.M., Eastern Time, on the Expiration Date, as may be extended by the Company in its sole discretion.

5.             Exercise Procedures. Section 1(b) of the Warrant is hereby amended and restated in its entirety as follows:

“(b) Exercise Procedures.

(i) The purchase rights represented by this Warrant shall be deemed exercised by delivery before 5:00 P.M., Eastern Time, on the Expiration Date, of all of the following: (a) a signed copy of the Election to Consent, Participate and Exercise Warrant (as defined in the Offer to Amend and Exercise Warrants to Purchase Common Stock dated October 28, 2016 (the “Offer to Amend and Exercise”)), (b) a signed copy of an Accredited Investor Questionnaire (in the form required by the Offer to Amend and Exercise), (c) the original copy of this Warrant (or an Affidavit of Loss and Indemnification Agreement in the form required by the Offer to Amend and Exercise) for cancellation, and (d) cash in the amount equal to $0.50 per Warrant being exercised multiplied by the number of Warrants the Holder elects to exercise (collectively, the “Acceptance and Exercise Documents ”). The cash may be tendered in the form of a check payable to Delaware Trust Company (the “Escrow Agent”), as Escrow Agent for the Company, or by wire transfer to the Company’s escrow account at the Escrow Agent, as set forth in the Election to Consent, Participate and Exercise Warrant. Each of the Acceptance and Exercise Documents must be properly delivered, before the Expiration Date to: Enumeral Biomedical Holdings, Inc., 200 CambridgePark Drive, Suite 2000, Cambridge, MA 02140, Attention: Corporate Secretary (or in the case of the cash exercise price, pursuant to the wire or check delivery instructions set forth in the Election to Consent, Participate and Exercise Warrant). This Amendment shall be deemed ineffective and null and void if all of the Acceptance and Exercise Documents are not delivered in accordance herewith prior to 5:00 P.M., Eastern Time, on the Expiration Date.

(ii) Upon the exercise of this Warrant in compliance with the provisions of Section 1(a) hereof, the Company shall promptly issue and deliver to the person or persons entitled to receive the same a certificate or certificates for that number of Warrant Shares issuable upon such exercise.”

6.             Partial Exercise. The second sentence in Section 1(c) of the Warrant is deleted and replaced with the following:

“If this Warrant is exercised in part, the Company shall issue, at its expense, a new Warrant, in substantially the form of this Warrant (as the same may be amended and/or restated from time to time), referencing such reduced number of Warrant Shares that remain subject to this Warrant.”

7.             Adjustment of Exercise Price Upon Issuance of Additional Shares of Common Stock. Section 3(b) of the Warrant is hereby deleted in its entirety.

8.             Lock-Up Period. The Warrant is hereby amended by adding a new Section 21 as follows:

“21. LOCK-UP PERIOD

(a)   Lock-Up Restrictions. The Holder agrees not to sell, make any Short Sale (as defined below) of, loan, grant any option for the purchase of, or otherwise dispose of any of the Warrant Shares issuable upon the exercise of this Warrant without the prior written consent of the Company for a period of one hundred eighty (180) days after the Expiration Date (the “Lock-Up Period”). For the avoidance of doubt, the Holder may transfer during the Lock-Up Period any such Warrant Shares to any Affiliate(s), provided that such Affiliate(s) agree to be bound by the same lock up restrictions and the transfer is otherwise consistent with Section 4(d) hereof.

(b)  Stop-Transfer Instructions. In order to enforce this Section 21, the Company may impose stop-transfer instructions with respect to the Warrant Shares of the Holder (and the shares of every other holder subject to the restrictions in this Section 21) and place a legend on the Warrant Shares to such effect.”

9.             Short Sales. The Warrant is hereby amended by adding a new Section 22 as follows:

“22. SHORT SALES

Until the expiration of the Lock-Up Period, other than with respect to the transactions contemplated herein, neither the Holder nor any Affiliate of such the Holder which (a) had knowledge of the transactions contemplated hereby, (b) has or shares discretion relating to such Holder’s investments or trading or information concerning such Holder’s investments, including in respect of the shares and warrants, and (c) is subject to such Holder’s review or input concerning such Affiliate’s investments or trading (collectively, “Trading Affiliates”) will directly or indirectly, alone or with any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind (collectively “Persons ”), acting on behalf of or pursuant to any understanding with such Holder or Trading Affiliate, effect or agree to effect any Short Sales (as defined below) involving the Company’s shares of common stock or other securities of the Company. Notwithstanding the foregoing, in the case of a Holder and/or Trading Affiliate that is, individually or collectively, a multi-managed investment bank or vehicle whereby separate portfolio managers manage separate portions of such Holder’s or Trading Affiliate’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Holder’s or Trading Affiliate’s assets, the covenants set forth above shall apply only with respect to the portion of assets managed by the portfolio manager that have knowledge about the transactions contemplated by this Warrant. For purposes hereof, “Short Sale” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, whether or not against the box, and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) or similar arrangements (including on a total return basis), or sales or other transactions through non-U.S. broker dealers or foreign regulated brokers.”

10.           Necessary Acts. Each party to this Amendment hereby agrees to perform any further acts and to execute and deliver any further documents that may be necessary or required to carry out the intent and provisions of this Amendment and the transactions contemplated hereby.

11.           Governing Law. This Amendment will be governed by and construed under the laws of the State of New York without regard to conflicts of laws principles that would require the application of any other law.

12.           Continued Validity. Except as otherwise expressly provided herein, the Warrant shall remain in full force and effect.

13.           Approval of Amendment; No Execution Required. By the Holder’s execution and delivery of an Election to Consent, Participate and Exercise Warrant electing therein to participate in the Offer to Amend and Exercise together with the other Acceptance and Exercise Documents in accordance with the terms of the Offer to Amend and Exercise, each of the Company and the Holder shall be deemed to have authorized, approved and executed this Amendment.